UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 4, 2007
EMDEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
     (a) On May 3, 2007, the Registrant issued a press release announcing its preliminary results for the quarter ended March 31, 2007. In that press release (which was furnished as Exhibit 99.1 to the Current Report on Form 8-K filed by the Registrant on May 3, 2007), the Registrant also indicated that it had recently identified an error in its accounting for non-cash income tax expense and related deferred taxes. The error was identified after management of the Registrant was advised of this potential issue on May 1, 2007 by Ernst & Young LLP, the Registrant’s independent registered public accounting firm.
     The error relates to the tax impact of goodwill and intangible assets arising from certain business combinations, primarily tax-deductible goodwill which is amortized as an expense for tax purposes over 15 years but is not amortized to expense for financial reporting purposes since the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002. The Registrant recorded a deferred income tax expense and a deferred tax liability related to the tax-deductible goodwill. However, in preparing its financial statements, the Registrant incorrectly netted the deferred tax liability resulting from the amortization of tax deductible goodwill against deferred tax assets (primarily relating to the Registrant’s net operating loss carryforwards) and provided a valuation allowance on the net asset balance. Because the deferred tax liability has an indefinite life, it should not have been netted against deferred tax assets with a definite life when determining the required valuation allowance. As a result, the Registrant did not record the appropriate valuation allowance and related deferred income tax expense. The deferred tax liability described above remains on the balance sheet of the Registrant indefinitely unless there is an impairment of goodwill for financial reporting purposes or the related business entity is disposed of through a sale or otherwise.
     The error resulted in an understatement of deferred income tax expense and related deferred tax liability and an overstatement of net income in an aggregate amount estimated by the Registrant to be approximately $3.1 million in its audited financial statements for the three years ended December 31, 2006, 2005 and 2004 included with its most recently filed Annual Report on Form 10-K. The error also resulted in an understatement of deferred income tax expense and related deferred tax liability and overstatement of net income in an aggregate amount of approximately $1.4 million in its financial statements for years prior to 2004. Additionally, as a portion of the adjustment to deferred income tax expense related to the Registrant’s majority owned subsidiary, WebMD Health Corp. (“WHC”), the Registrant has also adjusted the minority interest in WHC for the period of time during the years ended December 31, 2006 and 2005 that WHC was not a 100% owned subsidiary of the Registrant. This resulted in a decrease to minority interest in WHC and an understatement of net income in an aggregate amount of approximately $0.4 million. The impact to the Registrant’s net income, after taking into account all of the above adjustments, is approximately $2.7 million in the aggregate during the years ended December 31, 2006, 2005 and 2004. The correction will have no effect on the Registrant’s revenues, total assets, cash flows or liquidity for any period and no effect on the Registrant’s pre-tax operating results, other than the effect on minority interest. The Registrant believes that there will be no effect on its debt agreements or other contractual obligations as a result of this error.
     On May 4, 2007, authorized officers of the Registrant concluded that, solely due to the error described above and its impact on non-cash deferred income tax expense, minority interest in WHC and net income, the financial statements for prior periods should be corrected. As a result of this determination, the following will be amended to reflect the correction and, therefore, should no longer be relied upon:

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•	the Registrant’s consolidated financial statements and the related report of the Registrant’s independent registered public accounting firm for the years ended December 31, 2006, 2005 and 2004 included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Annual Report”); and
•	management’s and the Registrant’s independent registered public accounting firm’s reports on internal control over financial reporting of the Registrant as of December 31, 2006 included in the 2006 Annual Report.
The Registrant intends to file restated financial statements in one or more future filings with the Securities and Exchange Commission within the next five business days. Management of the Registrant discussed the matters described above with the Audit Committee of the Board of Directors of the Registrant on May 7, 2007, and the Audit Committee concurred in management’s determinations relating to the restatements. The Audit Committee and management have also discussed the matters described above with Ernst & Young who concur with management’s determinations.
Item 8.01. Other Events
     WHC filed a Current Report on Form 8-K today disclosing that it will also be restating certain of its financial statements as a result of the same error affecting Emdeon’s financial statements. The information contained in Item 4.02(a) of that Current Report is incorporated by reference in this Item 8.01 pursuant to General Instruction B.3 of Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMDEON CORPORATION
Dated: May 8, 2007	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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